Press Release
FOR RELEASE: September 17, 2019

APOGEE ENTERPRISES REPORTS FISCAL 2020 SECOND QUARTER RESULTS

•	Revenue of $357 million with earnings of $0.72 per diluted share

•	Strong year-over-year growth and margin improvement in Architectural Glass

•	Continued backlog growth to record levels in Architectural Services

•	Company reaffirms full-year guidance

MINNEAPOLIS, MN, September 17, 2019 - Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2020 second-quarter results. Second-quarter revenue was $357.1 million, compared to $362.1 million in the second quarter of fiscal year 2019. Earnings per diluted share were $0.72, equal to the prior year period. Adjusted earnings1 in last year’s second quarter were $0.74 per diluted share, which excluded the amortization of short-lived acquired intangibles and acquired project profits.

Commentary
“We delivered solid operational and financial performance in the second quarter, with results largely in-line with our expectations,” said Joseph F. Puishys, Chief Executive Officer. “Our Architectural Glass segment made significant year-over-year improvements, with increased revenue and margins, and Architectural Services continued to build on its record backlog. We also made substantial progress toward completing the last remaining legacy EFCO project, tracking as expected to our schedule and cost estimates. We are delivering on our commitments and see positive momentum in our business.”

___________________________________

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures in this press release for more information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Looking forward, we remain confident that our strategy to diversify revenue streams, broaden our growth opportunities, and improve the efficiency and productivity of our operations positions the company well for future earnings growth and more consistent operating performance,” continued Mr. Puishys. “During the quarter we progressed on a number of initiatives to advance this strategy. We completed a facility upgrade that we expect to significantly enhance productivity and margins in our EFCO business. We also began to implement plans to enhance profitability across the entire Framing Systems segment and took initial steps to increase supply chain integration, reduce procurement costs, and optimize our facility footprint. Finally, we made significant progress on a new operation that will be focused on the short lead-time segment of the architectural glass market, which continues our efforts to diversify our business mix and provide new opportunities for long-term growth.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue in the second quarter was $187.4 million, compared to $189.9 million in the prior year period. Second-quarter operating income was $15.5 million, compared to $18.3 million in the prior year quarter. Last year’s second quarter included $1.1 million of expense for the amortization of short-lived acquired intangibles. Excluding that expense, adjusted operating income in the prior year quarter was $19.4 million. Second quarter operating margin was 8.3 percent, down from 9.6 percent and adjusted operating margin of 10.2 percent in last year’s second quarter, primarily due to a less favorable project mix. Segment backlog stands at $388 million, compared to $407 million a quarter ago.

Architectural Glass
Architectural Glass grew 13 percent in the second quarter, with revenue of $99.1 million compared to $88.1 million in the prior year quarter, primarily driven by increased volume and more favorable sales mix. Operating income improved to $6.5 million and operating margin increased to 6.5 percent, compared to $1.7 million and 2.0 percent respectively in last year’s second quarter, primarily driven by operating leverage on the higher volume, more favorable mix, and improved productivity compared to the prior year, partially offset by start-up costs related to strategic growth initiatives.

Architectural Services
As expected, Architectural Services’ revenue decreased to $61.6 million in the second quarter, compared to $76.5 million in the prior-year quarter, on lower volumes due to the timing of project activity. Second-quarter operating income was $4.0 million with operating margin of 6.5 percent, compared to $7.6 million and 10.0 percent respectively in the prior year period, reflecting reduced operating leverage on the decreased volumes. The segment continued to have strong order flow during the quarter, with segment backlog increasing to $502 million, from $483 million last quarter.

Large-Scale Optical
Large-Scale Optical revenue was $20.8 million, up 2 percent compared to $20.4 million in the second quarter last year due to improved sales mix. Operating income was $4.6 million, compared to $4.2 million in the prior year period, with operating margin improving to 22.3 percent, from 20.8 percent in the prior year quarter, driven by the more favorable sales mix.

Financial Condition
Fiscal year-to-date, cash provided by operating activities is $17.8 million, compared to $47.9 million through the first half of fiscal 2019. The year-over-year difference primarily reflects increased working capital related to legacy EFCO projects, as disclosed in previous quarters. Capital expenditures through the first half of the fiscal year were $22.6 million, compared to $24.2 million in the prior year period, as the company continued to make investments in growth and productivity improvement initiatives. Fiscal year-to-date, the company has returned $29.2 million of cash to shareholders through share repurchases and dividend payments, up from $8.8 million in

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

the prior year period. During the quarter, the company reduced its total debt by $20 million to $273 million, compared to $293 million at the end of the first quarter.

Outlook
The company reaffirmed its guidance for fiscal 2020. For the full-year the company continues to expect:

•	Revenue growth of 1 to 3 percent, with growth in three of the company’s segments, partially offset by a decline in Architectural Services due to the execution schedules for projects in backlog.

•
Operating margins between 8.2 to 8.6 percent, with margin improvement in Architectural Glass and Architectural Framing Systems, offset by reduced margins in Architectural Services due to reduced leverage on lower volumes and less favorable project maturity compared to fiscal 2019. Margins will also be negatively impacted by start-up costs related to the strategic growth investment in Architectural Glass, costs associated with supply chain initiatives, and increased corporate costs from higher legal and other advisory expenses.

•
Diluted earnings per share in the range of $3.00 to $3.20, which excludes the possible benefit of any potential expense recovery associated with the EFCO-related charges the company recorded in the previous fiscal year.

•	Tax rate of approximately 24.5 percent.

•	Capital expenditures of $60 to $65 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. This call will be webcast and is available in the Investor Relations section of the company’s website at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure include: the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, restructuring costs, non-cash goodwill and other intangible impairment costs, and unusual project-related charges.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead-time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Adjusted EBITDA is equal to the sum of adjusted operating income depreciation and amortization expenses.  We believe this metric provides useful information to investors and analysts about the Company's

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions and management of acquired contracts. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2019 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
In thousands, except per share amounts	August 31, 2019	September 1, 2018	% Change	August 31, 2019	September 1, 2018	% Change
Net sales	$357,058	$362,133	(1)%	$712,424	$698,664	2%
Cost of sales	270,851	277,667	(2)%	545,250	533,468	2%
Gross profit	86,207	84,466	2%	167,174	165,196	1%
Selling, general and administrative expenses	58,631	55,806	5%	116,558	114,542	2%
Operating income	27,576	28,660	(4)%	50,616	50,654	—%
Interest and other expense, net	2,203	1,727	28%	4,813	3,467	39%
Earnings before income taxes	25,373	26,933	(6)%	45,803	47,187	(3)%
Income tax expense	6,094	6,420	(5)%	11,081	11,300	(2)%
Net earnings	$19,279	$20,513	(6)%	$34,722	$35,887	(3)%

Earnings per share - basic	$0.73	$0.73	—%	$1.31	$1.28	2%
Average common shares outstanding	26,413	28,128	(6)%	26,505	28,127	(6)%
Earnings per share - diluted	$0.72	$0.72	—%	$1.30	$1.26	3%
Average common and common equivalent shares outstanding	26,736	28,379	(6)%	26,789	28,377	(6)%
Cash dividends per common share	$0.1750	$0.1575	11%	$0.3500	$0.3150	11%

Business Segment Information
(Unaudited)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
In thousands	August 31, 2019	September 1, 2018	% Change	August 31, 2019	September 1, 2018	% Change
Sales
Architectural Framing Systems	$187,394	$189,850	(1)%	$367,916	$368,887	—%
Architectural Glass	99,138	88,084	13%	199,429	165,009	21%
Architectural Services	61,597	76,496	(19)%	126,744	147,223	(14)%
Large-Scale Optical	20,785	20,383	2%	42,045	41,145	2%
Eliminations	(11,856)	(12,680)	(6)%	(23,710)	(23,600)	—%
Total	$357,058	$362,133	(1)%	$712,424	$698,664	2%
Operating income (loss)
Architectural Framing Systems	$15,523	$18,312	(15)%	$27,796	$30,650	(9)%
Architectural Glass	6,460	1,739	271%	12,859	3,317	288%
Architectural Services	3,976	7,621	(48)%	8,549	12,775	(33)%
Large-Scale Optical	4,630	4,236	9%	8,807	9,218	(4)%
Corporate and other	(3,013)	(3,248)	(7)%	(7,395)	(5,306)	39%
Total	$27,576	$28,660	(4)%	$50,616	$50,654	—%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	August 31, 2019	March 2, 2019
Assets
Current assets	$391,334	$371,898
Net property, plant and equipment	319,234	315,823
Other assets	428,258	380,447
Total assets	$1,138,826	$1,068,168
Liabilities and shareholders' equity
Current liabilities	$215,862	$227,512
Current debt	155,400	—
Long-term debt	117,385	245,724
Other liabilities	147,098	98,615
Shareholders' equity	503,081	496,317
Total liabilities and shareholders' equity	$1,138,826	$1,068,168

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
In thousands	August 31, 2019	September 1, 2018
Net earnings	$34,722	$35,887
Depreciation and amortization	22,759	26,457
Other, net	16,964	13,735
Changes in operating assets and liabilities	(56,643)	(28,150)
Net cash provided by operating activities	17,802	47,929
Capital expenditures	(22,559)	(24,241)
Net purchases of marketable securities	—	(4,123)
Other, net	(451)	(1,435)
Net cash used by investing activities	(23,010)	(29,799)
Borrowings on line of credit, net	27,000	8,500
Repurchase and retirement of common stock	(20,010)	—
Dividends paid	(9,203)	(8,823)
Other, net	(2,493)	(935)
Net cash used by financing activities	(4,706)	(1,258)
(Decrease) increase in cash and cash equivalents	(9,914)	16,872
Effect of exchange rates on cash	118	(266)
Cash, cash equivalents and restricted cash at beginning of year	29,241	19,359
Cash, cash equivalents and restricted cash at end of period	$19,445	$35,965

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	August 31, 2019	September 1, 2018	August 31, 2019	September 1, 2018
Net earnings	$19,279	$20,513	$34,722	$35,887
Amortization of short-lived acquired intangibles	—	1,068	—	3,938
Acquired project profits (1)	—	(448)	—	(1,013)
Income tax impact on above adjustments	—	(148)	—	(708)
Adjusted net earnings	$19,279	$20,985	$34,722	$38,104

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 31, 2019	September 1, 2018	August 31, 2019	September 1, 2018
Earnings per diluted common share	$0.72	$0.72	$1.30	$1.26
Amortization of short-lived acquired intangibles	—	0.04	—	0.14
Acquired project profits (1)	—	(0.01)	—	(0.04)
Income tax impact on above adjustments	—	(0.01)	—	(0.02)
Adjusted earnings per diluted common share	$0.72	$0.74	$1.30	$1.34

(1) Adjustment for profits recognized during fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin

	Thirteen Weeks Ended August 31, 2019
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$15,523	8.3%	$(3,013)	$27,576	7.7%

	Thirteen Weeks Ended September 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$18,312	9.6%	$(3,248)	$28,660	7.9%
Amortization of short-lived acquired intangibles	1,068	0.6	—	1,068	0.3
Acquired project profits (1)	—	—	(448)	(448)	(0.1)
Adjusted operating income	$19,380	10.2%	$(3,696)	$29,280	8.1%

	Twenty-Six Weeks Ended August 31, 2019
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$27,796	7.6%	$(7,395)	$50,616	7.1%

	Twenty-Six Weeks Ended September 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$30,650	8.3%	$(5,306)	$50,654	7.3%
Amortization of short-lived acquired intangibles	3,938	1.1	—	3,938	0.6
Acquired project profits (1)	—	—	(1,013)	(1,013)	(0.1)
Adjusted operating income	$34,588	9.4%	$(6,319)	$53,579	7.7%

EBITDA and Adjusted EBITDA
	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	August 31, 2019	September 1, 2018	August 31, 2019	September 1, 2018
Net earnings	$19,279	$20,513	$34,722	$35,887
Income tax expense	6,094	6,420	11,081	11,300
Interest and other expense, net	2,203	1,727	4,813	3,467
Depreciation and amortization	11,657	12,407	22,759	26,457
EBITDA	$39,233	$41,067	$73,375	$77,111
Acquired project profits (1)	—	(448)	—	(1,013)
Adjusted EBITDA	$39,233	$40,619	$73,375	$76,098
(1) Adjustment for profits recognized during fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com